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U.S. FILTER
UNITED STATES FILTER CORPORATION

                                                                 NEWS RELEASE

73-710 FRED WARING DRIVE
PALM DESERT, CA 92260
(619) 340-0098

FOR FURTHER INFORMATION
CONTACT: DORRIE B. OSBORNE
(619) 340-0098


                       UNITED STATES FILTER CORPORATION
                         TO ACQUIRE THE PERMUTIT GROUP
                             FROM THAMES WATER PLC

PALM DESERT, CALIFORNIA, March 16, 1995 - United States Filter Corporation (NYSE:USF) announced today that it has signed a letter of intent to acquire The Permutit Company Limited and The Permutit Company Pty Limited ("The Permutit Group") from Thames Water Plc of the United Kingdom for an expected purchase price of approximately $10,000,000. The transaction is subject to completion of a definitive agreement.

Established in 1911, The Permutit Group is the largest provider of service deionization (SDI) in the UK, Australia and New Zealand. The company is also a manufacturer of custom and standard water treatment products including a line of catalogue products and systems for the pharmaceutical, laboratory and chemical markets. The Permutit Group's revenues for the fiscal year ended March 31, 1994 were approximately $20,000,000. U.S. Filter currently owns the rights to the Permutit name and product line in the USA, Canada and Mexico.

"This is another expansion of our SDI business worldwide and will strengthen our already strong position in Europe, with market leadership in the UK, France, Spain and Germany. It will also be a further addition of a recurring revenue base. As with the Ionpure/Liquipure acquisition, we are reuniting our Permutit USA with the Permutit organization worldwide to further consolidate our leadership in the water treatment industry," said Richard J. Heckmann, Chairman and CEO of U.S. Filter.

U.S. Filter is a multinational company that designs and manufactures a broad range of water and wastewater treatment systems and equipment for industrial, commercial and municipal markets. With corporate offices in Palm Desert, Calif., U.S. Filter serves customers worldwide through over 60 U.S. sales, service and regeneration facilities, 21 international offices and 11 manufacturing plants.

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